Exhibit 99.1

Live Ventures Appoints Wes Godfrey as CEO of its Subsidiary Marquis Industries

LAS VEGAS, July 9, 2018 – Live Ventures Incorporated (Nasdaq:LIVE), a diversified holding company, announced today that it has appointed Wes Godfrey CEO of its wholly owned subsidiary, Marquis Industries, Inc. (Marquis), a carpet manufacturer and flooring distributor.

Mr. Godfrey returns to Marquis Industries from Samsung Electronics, where he served as manager of sales operations since 2014. Prior to that, he was vice president of operations at Marquis for six years. Previous other positions included increasing operations responsibility at Invista, once DuPont’s polymers, fibers and resins business, which was subsequently purchased by Koch Industries.

“Bringing Wes back to Marquis Industries ensures we are able to seamlessly maintain operations with very little learning curve, utilizing a manager who had not only significantly increased revenue during his tenure there, but also drastically reduced costs,” said Jon Isaac, CEO of Live Ventures Incorporated. “We look forward to Wes’s leadership at Marquis and continued success. In the meantime, we also wish to thank Tim Bailey for his previous service to the company.”

Former Marquis CEO, Tim Bailey, will retain a limited role with Marquis and serve in an advisory capacity to Live Ventures’ board of directors until the end of 2018.

Mr. Godfrey added, “I am gratified to be returning to Marquis after a short hiatus, and hope to leverage the experience gained away from the company with my familiarity with its operations in order to provide sound and strategic leadership that will benefit the company, our holding company and its shareholders.”

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary, Marquis Industries, the company operates as a specialty, high-performance yarns manufacturer and hard-surfaces re-seller. Marquis Industries, which is a top-10 high-end residential carpet manufacturer in the United States, utilizes its state-of-the-art yarn extrusion capacity to market monofilament textured yarn products to the artificial turf industry. Marquis is the only manufacturer in the world that can produce certain types of yarn prized by the industry. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a chain of company-owned retail stores operating under the name ApplianceSmart®.

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Contact:

Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@live-ventures.com
http://live-ventures.com
Source:  Live Ventures Incorporated